Exhibit 99.1
RELEASE 8:00 AM — October 26, 2011

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $84.2 MILLION
DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE
Paramus, New Jersey, October 26, 2011 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported net income of $84.2 million for the quarter ended September 30, 2011 as compared to net income of $124.6 million for the quarter ended September 30, 2010. Diluted earnings per share amounted to $0.17 during the third quarter of 2011 as compared to $0.25 for the third quarter of 2010. The Board of Directors declared a quarterly cash dividend of $0.08 per share payable on November 30, 2011 to shareholders of record on November 4, 2011.
Ronald E. Hermance, Jr., Chairman and Chief Executive Officer commented, “Our net income was $84.2 million for the third quarter in what continues to be a difficult environment facing portfolio lenders. With mortgage rates hitting all-time lows and reinvestment rates for mortgage securities below 3.0%, we believe balance sheet growth does not make sense in this environment. We anticipate continuing to restrain our balance sheet growth while the Federal Reserve and U.S. Treasury department continue their on-going attempts to spur economic growth by, among other things, keeping interest rates at historical lows. This quarter, the rate on ten year treasury notes fell below 2% — a rate even lower than during the Great Depression. As a result of the decrease in rates during the quarter, we had $2.0 billion of investment securities called during the third quarter, including $1.2 billion during the month of September. This resulted in a large cash balance at September 30, 2011 which will be redeployed during the fourth quarter.”
Mr. Hermance further commented, “We continue to be pleased with our credit metrics. Net charge-offs are at their lowest level since the third quarter of 2009 and early stage delinquencies have improved from the levels at December 31, 2010. Our ratio of net charge-offs to average loans was 0.25% during the 2011 third quarter compared to 0.33% for the 2010 third quarter. The weak economy and housing markets will continue to be a challenge, but we believe that our non-performing assets are at manageable levels.”
Mr. Hermance continued, “There is no question that financial companies are facing difficult times and the shares of many of these companies are trading at or close to their all-time lows. We believe that uncertainty surrounding new and anticipated regulations, the BASEL III capital and liquidity requirements, the continued weak economic conditions and extraordinarily low market interest rates are significant factors in investor sentiment regarding the financial sector. At Hudson City, we are focused on our core business. With a leverage capital ratio of 8.77%, strong liquidity and high quality assets, we believe that our balance sheet is able to withstand this economic cycle as it has withstood many cycles over the past 143 years. When people begin to enter the housing market again, we believe that they will look for a bank that provides the greatest value and a high level of service. We look forward to exceeding their expectations and, at the same time, growing our business once again. As always, we appreciate the loyalty shown by our customers and shareholders.”

For the nine months ended September 30, 2011, the Bank reported a net loss of $375.5 million as compared to net income of $416.0 million for the same period in 2010. Net loss per share was $0.76 for the nine months ended September 30, 2011 as compared to diluted earnings per share of $0.84 for the same period in 2010. During the first quarter of 2011, the Bank completed a restructuring of its balance sheet (the “Restructuring Transaction”) which resulted in the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of the borrowings was funded by the sale of $8.66 billion of securities with an average yield of 3.20% and $5.00 billion of new short-term fixed-maturity borrowings with an average cost of 0.66%. The Restructuring Transaction reduced after-tax earnings by $649.3 million resulting in a first quarter net loss of $555.7 million. Operating earnings and diluted operating earnings per share were $273.9 million and $0.55, respectively for the nine months ended September 30, 2011 as compared to $416.0 million and $0.84, respectively for the same period in 2010. Please see page 14 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles.
Financial highlights for the third quarter of 2011 are as follows:
•	Net income amounted to $84.2 million, or $0.17 per diluted share, for the third quarter of 2011 as compared to $124.6 million, or $0.25 per diluted share, for the third quarter of 2010. Basic and diluted loss per common share were both $0.76 for the first nine months of 2011 as compared to both basic and diluted earnings per share of $0.84 for the same period in 2010. During the first nine months of 2011 we had a net loss of $375.5 million as compared to net income of $416.0 million for the first nine months of 2010. Operating earnings amounted to $273.9 million, or $0.55 per diluted share, for the nine months ended September 30, 2011 as compared to $416.0 million, or $0.84 per diluted share, for the same period in 2010. Please see page 14 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles.

•	Net interest income decreased 15.7% to $244.6 million for the third quarter of 2011 and decreased 17.6% to $774.0 million for the nine months ended September 30, 2011 as compared to the same periods in 2010.

•	Our net interest rate spread and net interest margin were 1.76% and 1.97%, respectively, for the third quarter of 2011 as compared to 1.73% and 1.97%, respectively, for the third quarter of 2010. Our net interest rate spread and net interest margin were 1.73% and 1.94%, respectively, for the first nine months of 2011 as compared to 1.86% and 2.10% for the same period in 2010.

•	The provision for loan losses amounted to $25.0 million for the third quarter of 2011 as compared to $50.0 million for the third quarter of 2010. For the nine months ended September 30, 2011, the provision for loan losses amounted to $95.0 million as compared to $150.0 million for the same period in 2010.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the third quarter of 2011 were 0.65% and 6.80%, respectively. Our annualized return on average assets and annualized return on average shareholders’ equity for the nine months ended September 30, 2011 were (0.92)% and (9.94)%, respectively. Our annualized ratio of operating earnings to average assets and annualized ratio of operating earnings to average shareholders’ equity, excluding the Restructuring Transaction, were 0.67% and 7.28%, respectively for the nine months ended September 30, 2011. Please see page 14 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles.
•	Non-interest income amounted to $3.1 million for the third quarter of 2011 and $111.0 million for the first nine months of 2011. Included in non-interest income were net realized securities gains of $102.5 million for the nine months ended September 30, 2011.

•	Deposits increased $248.3 million to $25.42 billion at September 30, 2011 from $25.17 billion at December 31, 2010.

•	Borrowings decreased $9.45 billion to $20.23 billion at September 30, 2011 from $29.68 billion at December 31, 2010. As part of the Restructuring Transaction, we paid off $12.5 billion of structured putable borrowings and re-borrowed $5.0 billion of new short-term fixed-maturity borrowings.

•	The Bank’s Tier 1 leverage capital ratio increased to 8.77% at September 30, 2011 as compared to 7.95% at December 31, 2010.
Statement of Financial Condition Summary
Total assets decreased $10.32 billion, or 16.9%, to $50.85 billion at September 30, 2011 from $61.17 billion at December 31, 2010. The decrease in total assets reflected a $9.60 billion decrease in total mortgage-backed securities, a $903.8 million decrease in net loans and a $2.38 billion decrease in total investment securities. These decreases were partially offset by a $2.59 billion increase in total cash and cash equivalents.
The increase in cash and cash equivalents included a $2.61 billion increase in Federal funds sold and other overnight deposits. This increase was due primarily to proceeds from the calls of investment securities which totaled $2.00 billion for the third quarter of 2011, including $1.20 billion of which were received in the month of September. As a result of these calls of investment securities, our investment securities portfolio decreased to $1.65 billion at September 30, 2011.
Our net loans decreased $903.8 million during the first nine months of 2011 to $29.87 billion. The decrease in loans primarily reflects the elevated levels of loan repayments during the first nine months of 2011 as a result of continued low market interest rates. Historically our focus has been on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York, Pennsylvania and Connecticut and, to a lesser extent, the purchases of mortgage loans. For the first nine months of 2011, we originated $3.75 billion and purchased $338.6 million of loans, compared to originations of $4.28 billion and purchases of $580.1 million for the first nine months of 2010. The originations and purchases of loans were offset by principal repayments of $4.85 billion for the first nine months of 2011, as compared to $4.74 billion for the first nine months of 2010.
Loan originations declined slightly for the first nine months of 2011 as compared to the same period in 2010. In addition, elevated levels of refinancing activity caused by low market interest rates have caused increased levels of repayments to continue during the first nine months of 2011. Our loan purchase activity has also declined as sellers from whom we have historically purchased loans are either retaining these loans in their own portfolios or selling them to the government-sponsored entities (“GSEs”). The GSEs have been actively purchasing loans as part of their efforts to keep mortgage rates low to support the housing market during the recent economic recession. We expect that the amount of loan purchases by the Bank will continue to be at reduced levels for the near-term.

Total mortgage-backed securities decreased $9.60 billion during the nine months ended September 30, 2011 to $14.43 billion. The decrease was due primarily to the sale of $8.96 billion of securities, substantially all of which were sold as part of the Restructuring Transaction. The decrease in mortgage-backed securities also reflected repayments of $3.57 billion which were offset by purchases of $3.05 billion of mortgage-backed securities issued by GSEs.
Total liabilities decreased $9.79 billion, or 17.6%, to $45.87 billion at September 30, 2011 from $55.66 billion at December 31, 2010. The decrease in total liabilities reflected a $9.45 billion decrease in borrowed funds partially offset by a $248.3 million increase in total deposits.
The decrease in borrowed funds was primarily a result of the Restructuring Transaction. As part of the Restructuring Transaction, we paid off $12.5 billion of structured putable borrowings and re-borrowed $5.0 billion of new short-term fixed-maturity borrowings. The extinguishment of structured putable borrowings was a necessary step in our efforts to reduce our interest rate risk and eliminate some of the liquidity uncertainties of borrowings that are putable at the discretion of the lender. Borrowings amounted to $20.23 billion at September 30, 2011 as compared to $29.68 billion at December 31, 2010.
Total shareholders’ equity decreased $530.8 million to $4.98 billion at September 30, 2011 from $5.51 billion at December 31, 2010. The decrease was primarily due to the net loss of $375.5 million for the nine months ended September 30, 2011. The decrease was also due to cash dividends paid to common shareholders of $153.1 million and a $22.3 million decrease in accumulated other comprehensive income. At September 30, 2011, our shareholders’ equity to asset ratio was 9.79% and our book value per share was $9.74.
The accumulated other comprehensive income of $63.1 million at September 30, 2011 included a $93.3 million after-tax net unrealized gain on securities available for sale ($157.7 million pre-tax) and a $30.2 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The accumulated other comprehensive income of $85.4 million at December 31, 2010 included a $117.3 million after-tax net unrealized gain on securities available for sale ($198.3 million pre-tax), partially offset by a $31.9 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The change in the unrealized gain on securities available-for sale was due primarily to the sale of securities in the first quarter of 2011 which resulted in pre-tax realized gains of $102.5 million.
Statement of Income Summary
The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic growth remains slow. The FOMC noted recent indicators point to continued weakness in overall labor market conditions, in addition to elevated levels of unemployment. The national unemployment rate decreased slightly to 9.1% in September from 9.2% in June and a 9.4% unemployment rate in December 2010. The FOMC noted that household spending has increased at only a modest pace in recent months. Investment in non-residential structures is still weak, and the housing sector continues to be depressed. As a result, the FOMC decided to extend the average maturity of its security holdings. The FOMC plans to purchase Treasury securities with maturities of 6 to 30 years funded by the sale of an equal amount of Treasury securities with remaining maturities of 3 years or less in a program commonly referred to as Operation Twist. This shift in security holdings by the FOMC will put downward pressure on longer-term interest rates. The FOMC also decided to maintain the overnight lending rate at zero to 0.25% through at least 2013. The decision to leave the overnight lending rate unchanged has kept short-term market interest rates at low levels during the first nine months of 2011.

The yields on mortgage-related assets have also remained at low levels during the same period. The actions commenced by the FOMC could place additional downward pressure on our net interest margin as our interest-earning assets re-price.
Net interest income decreased $45.7 million, or 15.7%, to $244.6 million for the third quarter of 2011 as compared to $290.3 million for the third quarter of 2010. Our net interest rate spread increased to 1.76% for the third quarter of 2011 as compared to 1.73% for the third quarter of 2010. Our net interest margin remained unchanged at 1.97% for both the third quarter of 2011 and 2010. The increase in the net interest rate spread was due primarily to the effects of the Restructuring Transaction which included the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of the borrowings was funded by the sale of $8.66 billion of securities with an average yield of 3.20% and $5.00 billion of new short-term fixed-maturity borrowings with an average cost of 0.66%.
Net interest income decreased $165.0 million, or 17.6%, to $774.0 million for the first nine months of 2011 as compared to $939.0 million for the first nine months of 2010. During the first nine months of 2011, our net interest rate spread decreased 13 basis points to 1.73% and our net interest margin decreased 16 basis points to 1.94% as compared to 2.10% for the same period in 2010.
Our net interest margin for the third quarter of 2011 was flat compared to the third quarter of 2010 and reflected the effects of the Restructuring Transaction. Our net interest margin decreased for the first nine months of 2011 as compared to the same period in 2010. This decrease was due primarily to the low market interest rates that resulted in lower yields on our mortgage-related interest-earning assets as customers refinanced to lower mortgage rates and our new loan production and asset purchases were at the current low market interest rates. Mortgage-related assets represented 88.9% of our average interest-earning assets during the first nine months of 2011.
Total interest and dividend income for the third quarter of 2011 decreased $164.3 million, or 23.9%, to $524.5 million from $688.8 million for the third quarter of 2010. The decrease in total interest and dividend income was due to a decrease of 44 basis points in the annualized weighted-average yield on total interest-earning assets to 4.19% for the third quarter of 2011 from 4.63% for the same quarter in 2010. The decrease in total interest and dividend income was also due to a decrease in the average balance of total interest-earning assets of $9.47 billion, or 15.9%, to $50.02 billion for the third quarter of 2011 as compared to $59.49 billion for the third quarter of 2010. The decrease in the average balance of total interest-earning assets was due primarily to the Restructuring Transaction.
Total interest and dividend income for the nine months ended September 30, 2011 decreased $446.5 million, or 20.9%, to $1.69 billion from $2.14 billion for the nine months ended September 30, 2010. The decrease in total interest and dividend income was primarily due to a decrease of 55 basis points in the annualized weighted-average yield on total interest-earning assets to 4.26% for the first nine months of 2011 from 4.81% for the same period in 2010. The decrease in total interest and dividend income was also due to a decrease in the average balance of total interest-earning assets of $6.33 billion, or 10.7%, to $53.00 billion for the first nine months of 2011 from $59.33 billion for the same period in 2010. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the Restructuring Transaction.
Interest on first mortgage loans decreased $41.4 million to $375.7 million for the third quarter of 2011 from $417.1 million for the third quarter of 2010. This decrease was primarily due to a $1.80 billion decrease in the average balance of first mortgage loans to $29.76 billion for the third quarter of 2011 from $31.56 billion for the same quarter in 2010. The decrease in interest income on mortgage loans was also due to a 24 basis point decrease in the weighted-average yield to 5.05% for the 2011 third quarter from 5.29% for the 2010 third quarter. The decrease in the average yield earned was due to lower market interest rates on mortgage products and also due to the continued mortgage refinancing activity.
For the nine months ended September 30, 2011, interest on first mortgage loans decreased $132.5 million, or 10.4%, to $1.14 billion from $1.27 billion for the nine months ended September 30, 2010. This was primarily due to a 29 basis point decrease in the weighted-average yield to 5.08% for the nine months ended September 30, 2011 from 5.37% for the same period in 2010. The decrease in interest income on mortgage loans was also due to a $1.68 billion decrease in the average balance of first mortgage loans to $29.88 billion for the nine months ended September 30, 2011 from $31.56 billion for the same period in 2010. Refinancing activity, which resulted in continued elevated levels of loan repayments, also had an impact on the average balance of our first mortgage loans during the first nine months of 2011.
Interest on mortgage-backed securities decreased $98.4 million to $108.2 million for the third quarter of 2011 from $206.6 million for the third quarter of 2010. This decrease was due to a $5.70 billion decrease in the average balance of mortgage-backed securities to $14.70 billion during the third quarter of 2011 from $20.40 billion for the third quarter of 2010. The decrease in interest on mortgage-backed securities was also due to a 111 basis point decrease in the weighted-average yield to 2.94% for the third quarter of 2011 from 4.05% for the third quarter of 2010. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction.
Interest on mortgage-backed securities decreased $243.8 million to $416.7 million for the nine months ended September 30, 2011 from $660.5 million for the nine months ended September 30, 2010. This decrease was due primarily to a 108 basis point decrease in the weighted-average yield to 3.23% for the first nine months of 2011 from 4.31% for the first nine months of 2010. The decrease in interest income on mortgage-backed securities was also due to a $3.22 billion decrease in the average balance of mortgage-backed securities to $17.19 billion during the first nine months of 2011 from $20.41 billion for the same period in 2010. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction.
The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities purchased during 2010 when market interest rates were lower than the yield earned on the existing portfolio.
Interest on investment securities decreased $22.4 million to $27.5 million for the third quarter of 2011 as compared to $49.9 million for the third quarter of 2010. This decrease was due to a $1.90 billion decrease in the average balance of investment securities to $3.30 billion for the third quarter of 2011 from $5.20 billion for the third quarter of 2010. In addition, the average yield earned on investment securities decreased 51 basis points to 3.33% for the third quarter of 2011 as compared to 3.84% for the third quarter of 2010. The decrease in the average yield earned reflects current market interest rates.
For the nine months ended September 30, 2011 interest on investment securities decreased $68.2 million to $93.9 million as compared to $162.1 million for the nine months ended September 30, 2010. This decrease was due to a $1.46 billion decrease in the average balance of investment securities to $3.74 billion for the first nine months of 2011 from $5.20 billion for the first nine months of 2010. In addition, the average yield of investment securities decreased 80 basis points to 3.35% for the first nine months of 2011 as compared to 4.15% for the same period in 2010. The decrease in the average yield earned reflects current market interest rates.

Dividends on FHLB stock decreased $1.3 million, or 12.9%, to $8.8 million for the third quarter of 2011 as compared to $10.1 million for the third quarter of 2010. This decrease was due primarily to a $132.6 million decrease in the average balance of FHLB stock to $748.8 million for the third quarter of 2011 as compared to $881.4 million for the third quarter of 2010. The effect of the decrease in the average balance was partially offset by a 12 basis point increase in the average dividend yield earned to 4.72% as compared to 4.60% for the third quarter of 2010.
Dividends on FHLB stock decreased $394,000, or 1.2%, to $31.3 million for the nine months ended September 30, 2011 as compared to $31.7 million for the comparable period in 2010. This decrease was due primarily to a $78.2 million decrease in the average balance of FHLB stock to $801.5 million for the first nine months of 2011 as compared to $879.7 million for the same period in 2010. The effect of the decrease in the average balance was partially offset by a 40 basis point increase in the average dividend yield earned to 5.20% as compared to 4.80% for the first nine months of 2010.
Interest on Federal funds sold amounted to $519,000 for the third quarter of 2011 as compared to $604,000 for the third quarter of 2010. The average balance of Federal funds sold amounted to $1.20 billion for the third quarter of 2011 as compared to $1.10 billion for the third quarter of 2010. The yield earned on Federal funds sold was 0.17% for the 2011 third quarter and 0.22% for the 2010 third quarter.
Interest on Federal funds sold amounted to $1.9 million for the nine months ended September 30, 2011 as compared to $1.6 million for the nine months ended September 30, 2010. The average balance of Federal funds sold amounted to $1.07 billion for the first nine months of 2011 as compared to $928.0 million for the same period in 2010. The yield earned on Federal funds sold was 0.24% for the nine months ended September 30, 2011 and 0.23% for the nine months ended September 30, 2010.
The increase in the average balance of Federal funds sold for the third quarter of 2011 and the nine months ended September 30, 2011 is primarily due to the timing of the debt extinguishments and the proceeds from securities sales and new borrowings in the Restructuring Transaction as well as proceeds from the calls of investment securities during the third quarter of 2011.
Total interest expense for the quarter ended September 30, 2011 decreased $118.6 million, or 29.8%, to $279.9 million from $398.5 million for the quarter ended September 30, 2010. This decrease was primarily due to an $8.88 billion, or 16.3%, decrease in the average balance of total interest-bearing liabilities to $45.65 billion for the quarter ended September 30, 2011 compared with $54.53 billion for the quarter ended September 30, 2010. The decrease was also due to a 47 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.43% for the quarter ended September 30, 2011 compared with 2.90% for the quarter ended September 30, 2010. The decrease in the average balance of total interest-bearing liabilities was due to the reduction of total borrowings as part of the Restructuring Transaction.
For the nine months ended September 30, 2011 total interest expense decreased $281.4 million, or 23.4%, to $920.8 million from $1.20 billion for the nine months ended September 30, 2010. This decrease was primarily due to a $5.98 billion, or 11.0%, decrease in the average balance of total interest-bearing liabilities to $48.58 billion for the nine months ended September 30, 2011 compared with $54.56 billion for the nine months ended September 30, 2010. The decrease in the average balance of total interest-bearing liabilities was due to the reduction of total borrowings as part of the Restructuring Transaction. The decrease was also due to a 42 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.53% for the nine months ended September 30, 2011 compared with 2.95% for the nine months ended September 30, 2010.

Interest expense on deposits decreased $9.0 million, or 9.9%, to $81.5 million for the third quarter of 2011 from $90.5 million for the third quarter of 2010. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 16 basis points to 1.30% for the third quarter of 2011 as compared to 1.46% for the third quarter of 2010. The effect of the decrease in the average cost of deposits was partially offset by a $342.1 million increase in the average balance of interest-bearing deposits to $24.93 billion during the third quarter of 2011 as compared to $24.59 billion for the third quarter of 2010.
For the nine months ended September 30, 2011, interest expense on deposits decreased $39.9 million, or 13.8%, to $250.2 million from $290.1 million for the nine months ended September 30, 2010. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 24 basis points to 1.34% for the first nine months of 2011 as compared to 1.58% for the first nine months of 2010. The effect of the decrease in the average cost of deposits was partially offset by a $335.5 million increase in the average balance of interest-bearing deposits to $24.93 billion during the first nine months of 2011 as compared to $24.60 billion for the first nine months of 2010.
The decrease in the average cost of deposits during 2011 reflected lower market interest rates and our decision in 2010 to lower deposit rates to slow deposit growth. At September 30, 2011, time deposits scheduled to mature within one year totaled $8.99 billion with an average cost of 1.27%. These time deposits are scheduled to mature as follows: $3.68 billion with an average cost of 1.21% in the fourth quarter of 2011, $2.66 billion with an average cost of 1.31% in the first quarter of 2012, $1.27 billion with an average cost of 1.22% in the second quarter of 2012 and $1.38 billion with an average cost of 1.44% in the third quarter of 2012. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
Interest expense on borrowed funds decreased $109.6 million to $198.4 million for the third quarter of 2011 from $308.0 million for the third quarter of 2010. This decrease was primarily due to a $9.21 billion decrease in the average balance of borrowed funds to $20.72 billion for the third quarter of 2011 as compared to $29.93 billion for the third quarter of 2010. This decrease was also due to a 28 basis point decrease in the weighted-average cost of borrowed funds to 3.80% for the third quarter of 2011 as compared to 4.08% for the third quarter of 2010. The decrease in the average balance and cost of our borrowings is due to the effects of the Restructuring Transaction.
For the nine months ended September 30, 2011 interest expense on borrowed funds decreased $241.6 million to $670.6 million as compared to $912.2 million for the nine months ended September 30, 2010. This decrease was primarily due to a $6.31 billion decrease in the average balance of borrowed funds to $23.65 billion for the first nine months of 2011 as compared to $29.96 billion for the first nine months of 2010. This decrease was also due to a 28 basis point decrease in the weighted-average cost of borrowed funds to 3.79% for the first nine months of 2011 as compared to 4.07% for the first nine months of 2010. The decrease in the average balance and cost of our borrowings is due to the effects of the Restructuring Transaction.
Borrowings amounted to $20.23 billion at September 30, 2011 with an average cost of 3.83%. Borrowings scheduled to mature over the next 12 months are as follows: $750.0 million with an average cost of 0.55% in the fourth quarter of 2011, $900.0 million with an average cost of 0.98% in the first quarter of 2012, $750.0 million with an average cost of 0.74% in the second quarter of 2012 and $750.0 million with an average cost of 0.85% in the third quarter of 2012.

The provision for loan losses amounted to $25.0 million for the quarter ended September 30, 2011 as compared to $50.0 million for the quarter ended September 30, 2010. The decrease in our provision for loan losses during the third quarter of 2011 as compared to the same period in 2010 was a result of a stabilization in both the level of charge-offs and the growth rate of non-performing loans as well as a decrease in the size of the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $948.7 million at September 30, 2011 compared with $871.3 million at December 31, 2010. The ratio of non-performing loans to total loans was 3.16% at September 30, 2011 compared with 2.82% at December 31, 2010. The highly publicized foreclosure issues that have recently affected the nation’s largest mortgage loan servicers have resulted in greater bank regulatory, court and state attorney general scrutiny. As a result, our foreclosure process and the time to complete a foreclosure have continued to be extended. We are now experiencing a time frame to repayment or foreclosure ranging from 30 to 36 months from the initial non-performing period. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.
Loans delinquent 30 to 59 days amounted to $405.9 million at September 30, 2011 as compared to $418.9 million at December 31, 2010. Loans delinquent 60 to 89 days amounted to $201.7 million at September 30, 2011 as compared to $193.2 million at December 31, 2010. The allowance for loans losses amounted to $268.8 million at September 30, 2011 as compared to $236.6 million at December 31, 2010. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.89% and 28.33% respectively at September 30, 2011, as compared to 0.77% and 27.15%, respectively at December 31, 2010. The increases in these ratios were due to our consideration of the continued weak economic conditions during the first nine months of 2011, particularly prolonged elevated levels of unemployment and underemployment, and continued weak conditions in the housing markets in our primary lending area, in our determination of the allowance for loan losses.
Net charge-offs amounted to $18.6 million for the quarter ended September 30, 2011 as compared to net charge-offs of $26.7 million for the same quarter in 2010. The ratio of net charge-offs to average loans was 0.25% for the three months ended September 30, 2011 as compared to 0.33% for the same period in 2010. For the nine months ended September 30, 2011, net charge-offs amounted to $62.8 million as compared to $73.8 million of net charge-offs for the same period in 2010. The ratio of net charge-offs to average loans was 0.28% for the nine months ended September 30, 2011 as compared to 0.31% for the same period in 2010.
Total non-interest income was $3.1 million for the third quarter 2011 as compared to $33.9 million for the same quarter in 2010. Included in non-interest income for the third quarter of 2010 were net gains on securities transactions of $31.0 million which resulted from the sale of $810.7 million of mortgage-backed securities available-for-sale. There were no security sales during the three months ended September 30, 2011.
Total non-interest income was $111.0 million for the nine months ended September 30, 2011 as compared to $100.1 million for the same period in 2010. Included in non-interest income for the nine months ended September 30, 2011 were net gains on securities transactions of $102.5 million which resulted from the sale of $9.04 billion of securities available-for-sale. Substantially all of the proceeds from the sale of securities were used to repay borrowings as part of the Restructuring Transaction. Included in non-interest income for the nine months ended September 30, 2010 were net gains on securities transactions of $92.4 million which resulted from the sale of $1.90 billion of mortgage-backed securities available-for-sale.

Total non-interest expense increased $18.0 million to $83.7 million for the third quarter of 2011 as compared to $65.7 million for the third quarter of 2010. This increase was due primarily to an $18.9 million increase in Federal deposit insurance assessments and a $3.5 million increase in other non-interest expense, partially offset by a $4.9 million decrease in compensation and employee benefits.
Compensation and employee benefit costs decreased $4.9 million, or 15.3%, to $27.2 million for the third quarter of 2011 as compared to $32.1 million for the same period in 2010. This decrease was primarily due to a $6.2 million decrease in expense related to our stock benefit plans due primarily to decreases in the market price of our common stock and a $1.1 million decrease in medical plan expense. These decreases were partially offset by a $1.7 million increase in compensation costs and a $240,000 increase in pension costs. The increase in compensation costs was due primarily to normal increases in salary as well as additional full time employees. At September 30, 2011, we had 1,580 full-time equivalent employees as compared to 1,573 at September 30, 2010.
Federal deposit insurance expense increased $18.9 million, or 126.0%, to $33.9 million for the third quarter of 2011 from $15.0 million for the third quarter of 2010. This increase was due primarily to the new deposit assessment methodology adopted by the Federal Deposit Insurance Corporation that became effective on April 1, 2011 and which redefined the assessment base as average consolidated total assets minus average tangible equity. Previously, deposit insurance assessments were based on the amount of deposits.
Included in other expense for the third quarter of 2011 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $2.1 million as compared to $391,000 for the third quarter of 2010. This increase was due primarily to increased activity in foreclosed real estate. We sold 39 properties during the third quarter of 2011 and had 130 properties in foreclosed real estate, 39 of which were under contract to sell as of September 30, 2011. For the third quarter of 2010, we sold 20 properties and had 104 properties in foreclosed real estate, of which 32 were under contract to sell as of September 30, 2010.
Total non-interest expense amounted to $1.41 billion for the nine months ended September 30, 2011 as compared to $196.8 million for the nine months ended September 30, 2010. Included in total non-interest expense for the first nine months of 2011 was a $1.17 billion loss on the extinguishment of debt related to the Restructuring Transaction.
Compensation and employee benefit costs decreased $11.0 million, or 11.1%, to $88.0 million for the first nine months of 2011 as compared to $99.0 million for the same period in 2010. The decrease in compensation costs is primarily due to a $16.8 million decrease in expense related to our stock benefit plans due primarily to decreases in the market price of our common stock. This decrease was partially offset by an increase of $3.4 million increase in compensation costs due primarily to normal increases in salary as well as additional full time employees, a $1.2 million increase in medical plan expense and a $726,000 increase in pension costs.
For the nine months ended September 30, 2011 Federal deposit insurance increased $42.5 million, or 103.9%, to $83.4 million from $40.9 million for the nine months ended September 30, 2010.
Included in other non-interest expense for the nine months ended September 30, 2011 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $4.9 million as compared to $1.2 million for the comparable period in 2010. We sold 113 properties during the first nine months of 2011 as compared to 58 properties for the same period in 2010.

Our efficiency ratio was 33.77% for the 2011 third quarter as compared to 20.27% for the 2010 third quarter. For the nine months ended September 30, 2011, our efficiency ratio was 30.25% compared with 18.94% for the corresponding 2010 period. The efficiency ratio is calculated by dividing non-interest expense, excluding the loss on the extinguishment of debt, by the sum of net interest income and non-interest income, excluding net securities gains from the Restructuring Transaction. Our annualized ratio of non-interest expense to average total assets for the third quarter of 2011 was 0.65% as compared to 0.43% for the third quarter of 2010. Our annualized ratio of non-interest expense to average total assets for the nine months ended September 30, 2011 was 3.47% compared with 0.43% for the corresponding period in 2010. Excluding the loss on the extinguishment of debt, our annualized ratio of operating non- interest expense to average total assets was 0.59% for the first nine months of 2011. Please see page 14 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles and a calculation of the efficiency ratio.
Income tax expense amounted to $54.9 million for the third quarter of 2011 compared with income tax expense $83.9 million for the same quarter in 2010. Our effective tax rate for the third quarter of 2011 was 39.46% compared with 40.25% for the third quarter of 2010. Income tax benefit amounted to $244.6 million for the nine months ended September 30, 2011 compared with income tax expense $276.2 million for the nine months ended September 30, 2010.
Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. and Hudson City Bancorp, Inc.’s plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City’s forward-looking statements, please refer to Hudson City’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2011	2010
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$158,061	$175,769
Federal funds sold and other overnight deposits	3,102,168	493,628

Total cash and cash equivalents	3,260,229	669,397
Securities available for sale:
Mortgage-backed securities	9,905,741	18,120,537
Investment securities	7,408	89,795
Securities held to maturity:
Mortgage-backed securities	4,533,557	5,914,372
Investment securities	1,638,954	3,939,006

Total securities	16,085,660	28,063,710
Loans	30,047,422	30,923,897
Net deferred loan costs	91,505	86,633
Allowance for loan losses	(268,754)	(236,574)

Net loans	29,870,173	30,773,956
Federal Home Loan Bank of New York stock	726,564	871,940
Foreclosed real estate, net	40,976	45,693
Accrued interest receivable	164,899	245,546
Banking premises and equipment, net	69,989	69,444
Goodwill	152,109	152,109
Other assets	480,216	274,238

Total Assets	$50,850,815	$61,166,033

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,826,814	$24,605,896
Noninterest-bearing	594,605	567,230

Total deposits	25,421,419	25,173,126
Repurchase agreements	7,650,000	14,800,000
Federal Home Loan Bank of New York advances	12,575,000	14,875,000

Total borrowed funds	20,225,000	29,675,000
Due to brokers	—	538,200
Accrued expenses and other liabilities	224,927	269,469

Total liabilities	45,871,346	55,655,795

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 527,547,549 shares outstanding at September 30, 2011 and 526,718,310 shares outstanding at December 31, 2010	7,415	7,415
Additional paid-in capital	4,717,946	4,705,255
Retained earnings	2,110,033	2,642,338
Treasury stock, at cost; 213,919,006 shares at September 30, 2011 and 214,748,245 shares outstanding at December 31, 2010	(1,719,306)	(1,725,946)
Unallocated common stock held by the employee stock ownership plan	(199,725)	(204,230)
Accumulated other comprehensive income, net of tax	63,106	85,406

Total shareholders’ equity	4,979,469	5,510,238

Total Liabilities and Shareholders’ Equity	$50,850,815	$61,166,033

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$375,672	$417,071	$1,139,000	$1,271,476
Consumer and other loans	3,792	4,525	12,017	13,938
Mortgage-backed securities held to maturity	49,554	82,783	166,531	285,228
Mortgage-backed securities available for sale	58,631	123,841	250,138	375,223
Investment securities held to maturity	27,474	47,415	93,009	144,106
Investment securities available for sale	55	2,443	887	17,992
Dividends on Federal Home Loan Bank of New York stock	8,859	10,128	31,274	31,668
Federal funds sold	501	604	1,937	1,629

Total interest and dividend income	524,538	688,810	1,694,793	2,141,260

Interest Expense:
Deposits	81,538	90,526	250,216	290,115
Borrowed funds	198,357	307,950	670,624	912,152

Total interest expense	279,895	398,476	920,840	1,202,267

Net interest income	244,643	290,334	773,953	938,993
Provision for Loan Losses	25,000	50,000	95,000	150,000

Net interest income after provision for loan losses	219,643	240,334	678,953	788,993

Non-Interest Income:
Service charges and other income	3,094	2,842	8,565	7,656
Gain on securities transactions, net	—	31,017	102,468	92,411

Total non-interest income	3,094	33,859	111,033	100,067

Non-Interest Expense:
Compensation and employee benefits	27,201	32,054	87,974	99,005
Net occupancy expense	8,711	8,275	25,166	24,546
Federal deposit insurance assessment	33,866	15,000	83,394	40,927
Loss on extinguishment of debt	—	—	1,172,092	—
Other expense	13,883	10,377	41,440	32,355

Total non-interest expense	83,661	65,706	1,410,066	196,833

Income (loss) before income tax expense (benefit)	139,076	208,487	(620,080)	692,227
Income Tax Expense (Benefit)	54,873	83,918	(244,627)	276,182

Net income (loss)	$84,203	$124,569	$(375,453)	$416,045

Basic Earnings (Loss) Per Share	$0.17	$0.25	$(0.76)	$0.84

Diluted Earnings (Loss) Per Share	$0.17	$0.25	$(0.76)	$0.84

Weighted Average Number of Common Shares Outstanding:
Basic	494,966,393	493,164,078	493,994,559	492,873,570
Diluted	495,089,402	493,983,690	493,994,559	494,489,274

Hudson City Bancorp, Inc. and Subsidiary
Reconciliation of GAAP and Operating Earnings
(Unaudited)
Operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). However, we believe that operating earnings are an important indication of earnings from our core banking operations. Operating earnings typically exclude the effects of certain non-recurring or unusual transactions, such as the Restructuring Transaction. We believe that our presentation of operating earnings provides useful supplemental information to both management and investors in evaluating the Company’s financial results.
Operating earnings should not be considered a substitute for net income, earnings per share or any other data prepared in accordance with GAAP. In addition, we may calculate operating earnings differently from other companies reporting data with similar names.
The following is a reconciliation of the Company’s GAAP and operating earnings for the periods presented:

	For the Three Months Ended			For the Nine Months Ended
	September 30,		March 31,	September 30,
	2011	2010	2011	2011	2010
GAAP (Loss) Earnings	$84,203	$124,569	$(555,664)	$(375,453)	$416,045
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	—	—	1,172,092	1,172,092	—
Net gain on securities sales related to Restructuring Transaction (5)	—	—	(98,278)	(98,278)	—
Income tax effect	—	—	(424,479)	(424,479)	—

Operating earnings	84,203	124,569	93,671	273,882	416,045

Diluted GAAP (Loss) Earnings per Share	$0.17	$0.25	$(1.13)	$(0.76)	$0.84
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	—	—	2.37	2.37	—
Net gain on securities sales related to Restructuring Transaction (5)	—	—	(0.20)	(0.20)	—
Income tax effect	—	—	(0.85)	(0.86)	—

Diluted operating earnings per share	$0.17	$0.25	$0.19	$0.55	$0.84

Weighted average number of common shares outstanding:
Basic	494,966,393	493,164,078	493,843,304	493,994,559	492,873,570
Diluted	495,089,402	493,983,690	494,502,987	494,577,465	494,489,274

Operating Efficiency Ratio
Total non-interest expense	$83,661	$65,706	$1,240,568	$1,410,066	$196,833
Loss on extinguishment of debt	—	—	(1,172,092)	(1,172,092)	—

Operating non-interest expense	$83,661	$65,706	$68,476	$237,974	$196,833

Net interest income	244,643	290,334	256,401	773,953	938,993
Total non-interest income	3,094	33,859	105,207	111,033	100,067
Net gains on securities transactions related to Restructuring Transaction (5)	—	—	(98,278)	(98,278)	—

Operating non-interest income	3,094	33,859	6,929	12,755	100,067

Total operating income	$247,737	$324,193	$263,330	$786,708	$1,039,060

Operating efficiency ratio (4)	33.77%	20.27%	26.00%	30.25%	18.94%
Ratio of operating earnings to average assets (1) (2)	0.65%	0.82%	0.63%	0.67%	0.91%
Ratio of operating earnings to average equity (1) (3)	6.80%	8.86%	6.99%	7.28%	10.07%

(1)	Ratios are annualized.

(2)	Calculated by dividing annualized operating earnings by average assets

(3)	Calculated by dividing annualized operating earnings by average shareholders’ equity

(4)	Calculated by dividing operating non-interest expense by total operating income

(5)	Total net securities gains amounted to $102.5 million and $92.4 million for the nine months ended September 30, 2011 and 2010, respectively Total net securities gains amounted to $102.5 million for the three months ended March 31, 2011.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended September 30,
	2011				2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,758,353	$375,672	5.05%		$31,561,184	$417,071	5.29%
Consumer and other loans	305,452	3,792	4.97		342,374	4,525	5.29
Federal funds sold and other overnight deposits	1,201,323	519	0.17		1,104,738	604	0.22
Mortgage-backed securities at amortized cost	14,702,692	108,185	2.94		20,402,928	206,624	4.05
Federal Home Loan Bank stock	748,844	8,841	4.72		881,380	10,128	4.60
Investment securities, at amortized cost	3,304,656	27,529	3.33		5,196,235	49,858	3.84

Total interest-earning assets	50,021,320	524,538	4.19		59,488,839	688,810	4.63

Noninterest-earnings assets (4)	1,402,284				1,469,928

Total Assets	$51,423,604				$60,958,767

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$869,245	1,202	0.55		$861,079	1,524	0.70
Interest-bearing transaction accounts	1,968,076	3,797	0.77		2,430,111	5,651	0.92
Money market accounts	8,231,758	18,752	0.90		5,069,129	11,687	0.91
Time deposits	13,865,635	57,787	1.65		16,232,326	71,664	1.75

Total interest-bearing deposits	24,934,714	81,538	1.30		24,592,645	90,526	1.46

Repurchase agreements	7,656,522	86,741	4.49		15,057,609	156,609	4.13
Federal Home Loan Bank of New York advances	13,062,500	111,616	3.39		14,875,000	151,341	4.04

Total borrowed funds	20,719,022	198,357	3.80		29,932,609	307,950	4.08

Total interest-bearing liabilities	45,653,736	279,895	2.43		54,525,254	398,476	2.90

Noninterest-bearing liabilities:
Noninterest-bearing deposits	592,614				543,667
Other noninterest-bearing liabilities	223,090				264,696

Total noninterest-bearing liabilities	815,704				808,363

Total liabilities	46,469,440				55,333,617
Shareholders’ equity	4,954,164				5,625,150

Total Liabilities and Shareholders’ Equity	$51,423,604				$60,958,767

Net interest income/net interest rate spread (2)		$244,643	1.76			$290,334	1.73

Net interest-earning assets/net interest margin (3)	$4,367,584		1.97%		$4,963,585		1.97%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $155.6 million and $209.5 million for the quarters ended September 30, 2011 and 2010, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Nine Months Ended September 30,
	2011				2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,883,894	$1,139,000	5.08%		$31,557,701	$1,271,476	5.37%
Consumer and other loans	313,275	12,017	5.11		350,193	13,938	5.31
Federal funds sold and other overnight deposits	1,072,936	1,937	0.24		927,964	1,629	0.23
Mortgage-backed securities at amortized cost	17,189,990	416,669	3.23		20,412,325	660,451	4.31
Federal Home Loan Bank stock	801,516	31,274	5.20		879,680	31,668	4.80
Investment securities, at amortized cost	3,738,439	93,896	3.35		5,202,508	162,098	4.15

Total interest-earning assets	53,000,050	1,694,793	4.26		59,330,371	2,141,260	4.81

Noninterest-earnings assets (4)	1,374,551				1,566,867

Total Assets	$54,374,601				$60,897,238

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$865,698	3,974	0.61		$831,128	4,546	0.73
Interest-bearing transaction accounts	2,031,889	11,956	0.79		2,337,134	19,448	1.11
Money market accounts	7,732,915	57,308	0.99		5,170,008	41,375	1.07
Time deposits	14,301,066	176,978	1.65		16,257,836	224,746	1.85

Total interest-bearing deposits	24,931,568	250,216	1.34		24,596,106	290,115	1.58

Repurchase agreements	9,665,923	313,230	4.33		15,085,714	463,030	4.10
Federal Home Loan Bank of New York advances	13,980,622	357,394	3.42		14,875,000	449,122	4.04

Total borrowed funds	23,646,545	670,624	3.79		29,960,714	912,152	4.07

Total interest-bearing liabilities	48,578,113	920,840	2.53		54,556,820	1,202,267	2.95

Noninterest-bearing liabilities:
Noninterest-bearing deposits	524,676				539,435
Other noninterest-bearing liabilities	235,526				289,828

Total noninterest-bearing liabilities	760,202				829,263

Total liabilities	49,338,315				55,386,083
Shareholders’ equity	5,036,286				5,511,155

Total Liabilities and Shareholders’ Equity	$54,374,601				$60,897,238

Net interest income/net interest rate spread (2)		$773,953	1.73			$938,993	1.86

Net interest-earning assets/net interest margin (3)	$4,421,937		1.94%		$4,773,551		2.10%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $163.4 million and $323.7 million for the nine months ended September 30, 2011 and 2010, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

September 30,
(In thousands, except share and per share amounts)	2011
Shareholders’ equity	$4,979,469
Goodwill and other intangible assets	(155,595)

Tangible shareholders equity	$4,823,874

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(213,919,006)

Shares outstanding	527,547,549
Unallocated ESOP shares	(31,992,642)
Unvested RRP shares	(77,646)
Shares in trust	(235,888)

Book value shares	495,241,373

Book value per share	$10.05

Tangible book value per share	$9.74

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at September 30, 2011

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$2,322,017	$2,456,405	$134,388
FNMA	1,284,103	1,369,537	85,434
FHLMC and FNMA CMO’s	836,650	890,160	53,510
GNMA	90,787	94,116	3,329

Total mortgage-backed securities	4,533,557	4,810,218	276,661

Investment securities:
United States GSE debt	1,638,954	1,647,340	8,386

Total investment securities	1,638,954	1,647,340	8,386

Total held to maturity	$6,172,511	$6,457,558	$285,047

Available for sale:

Mortgage-backed securities:
FHLMC	$3,685,676	$3,751,042	$65,366
FNMA	4,783,924	4,845,586	61,662
FHLMC and FNMA CMO’s	88,825	90,895	2,070
GNMA	1,190,293	1,218,218	27,925

Total mortgage-backed securities	9,748,718	9,905,741	157,023

Investment securities:
Equity securities	6,767	7,408	641

Total investment securities	6,767	7,408	641

Total available for sale	$9,755,485	$9,913,149	$157,664

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data at September 30, 2011:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
			(dollars in thousands)
First Mortgage Loans:
One- to four- family	$841,391	2,362	2.80%	$28,765,191	68,879	95.73%
FHA/VA	84,670	317	0.28%	747,459	3,649	2.49%
PMI	10,386	33	0.03%	191,700	608	0.64%
Construction	6,902	6	0.02%	7,999	7	0.03%
Commercial	525	1	0.01%	39,959	87	0.13%

Total mortgage loans	943,874	2,719	3.14%	29,752,308	73,230	99.02%

Home equity loans	4,211	38	0.01%	274,639	7,247	0.91%
Other loans	621	2	0.01%	20,475	2,185	0.07%

Total	$948,706	2,759	3.16%	$30,047,422	82,662	100.00%

•	Net charge-offs amounted to $18.6 million for the third quarter of 2011.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 74.6% of our non-performing loans were located at September 30, 2011, by approximately 23% from the peak of the market in 2006 through July 2011 and by 32% nationwide during that period. From July 2010 to July 2011, the house price indices decreased by approximately 3% in the New York metropolitan area and 4% nationwide.

•	Our quantitative and qualitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions which includes a further evaluation of economic factors, such as trends in the unemployment rate, ratio analysis to evaluate the overall measurement of the allowance for loan losses, a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at September 30, 2011:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(dollars in thousands)
Foreclosed real estate	130	$40,976	39
•	During the first nine months of 2011, we sold 113 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $4.9 million for the first nine months of 2011.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31. 2010	Sept. 30, 2010
	(Dollars in thousands, except per share data)
Net interest income	$244,643	$272,909	$256,401	$251,834	$290,334
Provision for loan losses	25,000	30,000	40,000	45,000	50,000
Non-interest income	3,094	2,732	105,207	62,927	33,859
Non-interest expense:
Compensation and employee benefits	27,201	29,889	30,884	34,798	32,054
Other non-interest expense	56,460	55,948	1,209,684	34,757	33,652

Total non-interest expense	83,661	85,837	1,240,568	69,555	65,706

Income (loss) before income tax (benefit) expense	139,076	159,804	(918,960)	200,206	208,487
Income tax expense (benefit)	54,873	63,796	(363,296)	79,045	83,918

Net (loss) income	$84,203	$96,008	$(555,664)	$121,161	$124,569

Total assets	$50,850,815	$51,778,639	$52,429,066	$61,166,033	$60,616,632
Loans, net	29,870,173	30,203,196	30,182,380	30,773,956	31,626,561
Mortgage-backed securities
Available for sale	9,905,741	10,484,264	10,540,674	18,120,537	14,961,441
Held to maturity	4,533,557	4,896,216	5,304,263	5,914,372	6,777,579
Other securities
Available for sale	7,408	7,221	7,122	89,795	90,797
Held to maturity	1,638,954	3,638,950	3,938,950	3,939,006	4,939,922
Deposits	25,421,419	25,554,601	25,461,079	25,173,126	24,914,621
Borrowings	20,225,000	21,125,000	22,025,000	29,675,000	29,825,000
Shareholders’ equity	4,979,469	4,887,959	4,728,847	5,510,238	5,622,770

Performance Data:
Return on average assets (1)	0.65%	0.74%	-3.73%	0.80%	0.82%
Return on average equity (1)	6.80%	8.00%	-41.49%	8.50%	8.86%
Net interest rate spread (1)	1.76%	1.94%	1.50%	1.48%	1.73%
Net interest margin (1)	1.97%	2.14%	1.72%	1.73%	1.97%
Non-interest expense to average assets (1) (4)	0.65%	0.67%	8.44%	0.46%	0.43%
Compensation and benefits to total revenue (5)	10.98%	10.84%	8.54%	11.06%	9.89%
Efficiency ratio (2)	33.77%	31.14%	26.00%	22.10%	20.27%
Dividend payout ratio	47.06%	42.11%	NM	60.00%	60.00%
Per Common Share Data:
Basic (loss) earnings per common share	$0.17	$0.19	$(1.13)	$0.25	$0.25
Diluted (loss) earnings per common share	$0.17	$0.19	$(1.13)	$0.25	$0.25
Book value per share (3)	$10.05	$9.89	$9.58	$11.16	$11.40
Tangible book value per share (3)	$9.74	$9.58	$9.26	$10.85	$11.08
Dividends per share	$0.08	$0.08	$0.15	$0.15	$0.15

Capital Ratios:
Equity to total assets (consolidated)	9.79%	9.44%	9.02%	9.01%	9.28%
Tier 1 leverage capital (Bank)	8.77%	8.44%	8.12%	7.95%	7.91%
Total risk-based capital (Bank)	21.57%	20.27%	19.66%	23.04%	22.42%

Other Data:
Full-time equivalent employees	1,580	1,577	1,569	1,562	1,573
Number of branch offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$948,706	$914,239	$886,530	$871,259	$837,469
Number of non-performing loans	2,759	2,627	2,524	2,430	2,291
Total number of loans	82,662	83,332	82,976	83,929	85,953
Total non-performing assets	$989,682	$952,603	$930,541	$916,952	$877,745
Non-performing loans to total loans	3.16%	3.01%	2.92%	2.82%	2.64%
Non-performing assets to total assets	1.95%	1.84%	1.77%	1.50%	1.45%
Allowance for loan losses	$268,754	$262,306	$255,283	$236,574	$216,283
Allowance for loan losses to non-performing loans	28.33%	28.69%	28.80%	27.15%	25.83%
Allowance for loan losses to total loans	0.89%	0.86%	0.84%	0.77%	0.68%
Provision for loan losses	$25,000	$30,000	$40,000	$45,000	$50,000
Net charge-offs	$18,552	$22,977	$21,290	$24,709	$26,701
Ratio of net charge-offs to average loans (1)	0.25%	0.30%	0.28%	0.32%	0.33%
Net losses (gains) on foreclosed real estate	$2,080	$2,053	$776	$1,585	$(391)

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the March 31, 2011 quarter, non-interest expense excludes the loss on debt extinguishments and non-interest income excludes securities gains from the Restructuring Transaction. See page 14 for a calculation of the efficiency ratio.

(3)	Please see page 14 for a calculation of book value per share and tangible book value per share.

(4)	Computed by dividing non-interest expense by average assets.

(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income
NM — not meaningful